Filed Pursuant to Rule 424(b)(5)

Registration No. 333-141560

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.250% Senior Notes due 2013	$750,000,000	99.885%	$749,137,500	$29,441.10

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

Prospectus Supplement to Prospectus dated March 26, 2007.

Fifth Third Bancorp

$750,000,000 6.250% Senior Notes due 2013

Fifth Third Bancorp will pay interest on the 6.250% Senior Notes due 2013 (the “notes”) on May 1 and November 1 of each year. The first such payment will be made on November 1, 2008. The notes will be unsecured senior obligations of Fifth Third Bancorp. The notes are not subject to redemption at Fifth Third Bancorp’s option or to repayment at the option of the holders at any time prior to maturity. There is no sinking fund for the notes. The notes will be issued only in denominations of $5,000 and integral multiples of $1,000 in excess of $5,000.

See “ Risk Factors” beginning on page S-4 of this prospectus supplement to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per 6.250% Senior Notes due 2013	Total
Initial public offering price	99.885%	$749,137,500
Underwriting discount	.350%	$2,625,000
Proceeds, before expenses, to Fifth Third Bancorp	99.535%	$746,512,500

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from April 30, 2008 and must be paid by the purchaser if the notes are delivered after April 30, 2008.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on April 30, 2008.

Joint Book-Running Managers

Credit Suisse	Goldman, Sachs & Co.	Merrill Lynch & Co.	Morgan Stanley

Co-Manager

Fifth Third Securities, Inc.

Prospectus Supplement dated April 23, 2008.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Fifth Third,” “we,” “us,” “our” or similar references mean Fifth Third Bancorp and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than information in such future filings deemed not to have been filed) made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” until we or any of the underwriters sell all of the securities:

•	Annual Report for the year ended December 31, 2007;

•	Current Reports on Form 8-K filed on January 14, 2008, February 25, 2008, February 28, 2008 and April 23, 2008; and

•	Proxy Statement on Schedule 14A dated March 6, 2008.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

Paul L. Reynolds

Executive Vice President, General Counsel and Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, OH 45263

(513) 579-5300

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically, the real estate market, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) our ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) the potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) ability to secure confidential information through the use of computer systems and telecommunications networks; and (20) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information”.

S-iii

SUMMARY INFORMATION

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information”.

The 6.250% Senior Notes due 2013 (the “notes”) will be issued under Fifth Third Bancorp’s senior indenture, as described in this prospectus supplement in the “Description of the Notes” section.

The specific terms of this series of notes will be as follows:

Title	6.250% Senior Notes due 2013.

Total principal amount being issued	$750,000,000.

Denominations	$5,000 and integral multiples of $1,000 in excess of $5,000.

Issue date	April 30, 2008.

Maturity date	May 1, 2013.

Interest rate	6.250% per annum.

Day count convention	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Date interest starts accruing	April 30, 2008.

Interest payment dates	Every May 1 and November 1, commencing on November 1, 2008. If any interest payment date or the maturity date of the notes falls on a day which is not a business day, the related payment of principal of or interest on the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be.

Business day	Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

First interest payment date	November 1, 2008.

Regular record dates for interest	Every April 15 and October 15 (whether or not a business day) preceding the related interest payment date.

Form of notes	The notes will be issued as global securities, and may be withdrawn from the depositary only in the limited situations described in this prospectus supplement.

Name of depositary	The Depository Trust Company (“DTC”).

Trading in DTC	Indirect holders that trade their beneficial interests in the global securities through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds.

Redemption	The notes are not subject to redemption at Fifth Third Bancorp’s option, or repayment at the option of the holders, in whole or in part, prior to the maturity date.

Sinking Fund	There is no sinking fund.

Defeasance	Fifth Third Bancorp may choose to terminate some or all of its obligations under the notes as described under “Description of the Notes—Defeasance and Discharge.”

Trustee	Fifth Third Bancorp will issue the notes under a senior indenture dated April 30, 2008 with Wilmington Trust Company, as trustee, (the “indenture”). Wilmington Trust Company also acts as trustee with respect to our junior subordinated indenture dated as of March 23, 2003 and notes issued thereunder and may from time to time serve as trustee under other indentures. If an event of default under the notes occurs, the trustee may be considered to have a conflicting interest with respect to the notes and other notes for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the indenture and Fifth Third Bancorp would be required to appoint a successor trustee.

Ranking	The notes will be senior unsecured indebtedness of Fifth Third Bancorp and rank equally with our other senior unsecured indebtedness and will be effectively subordinated to our secured indebtedness and indebtedness of our subsidiaries. At December 31, 2007, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $92.3 billion.

Issuance of Additional Notes	Fifth Third Bancorp may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of any kind or amount, including notes having the same ranking, interest rate, maturity and/or other terms as the notes. We may treat any such additional notes issued as part of the same series of notes under the indenture as the notes offered by this prospectus supplement.

SELECTED FINANCIAL DATA

	Year Ended December 31,
(In millions, except per share data)	2007	2006	2005
CONSOLIDATED CONDENSED SUMMARIES OF INCOME
Total interest income	$6,027	$5,955	$4,995
Total interest expense	3,018	3,082	2,030

Net interest income	3,009	2,873	2,965
Provision for loan and lease losses	628	343	330

Net interest income after provision for loan and lease losses	2,381	2,530	2,635
Total noninterest income	2,467	2,012	2,374
Total noninterest expense	3,311	2,915	2,801
Applicable income taxes	461	443	659
Cumulative effect of change in accounting principle, net of tax	—	4	—

Net income	$1,076	$1,188	$1,549

PER COMMON SHARE DATA
Earnings per share, basic	$2.00	$2.14	$2.79
Earnings per share, diluted	1.99	2.13	2.77
Cash dividends declared	1.70	1.58	1.46
Average number of shares outstanding (in thousands)	537,670	554,983	554,411
Average number of shares outstanding, diluted	540,118	557,494	558,443

CONSOLIDATED CONDENSED PERIOD-END BALANCE SHEETS
ASSETS
Cash and due from banks	$2,660	$2,706	$3,070
Securities	11,203	11,596	22,430
Other short-term investments	620	840	166
Loans held for sale	4,329	1,150	1,304
Total portfolio loans and leases	80,253	74,353	69,925
Allowance for loans and lease losses	(937)	(771)	(744)
Other assets	12,834	10,795	9,074

Total assets	$110,962	$100,669	$105,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total deposits	$75,445	$69,380	$67,434
Federal funds purchased	4,427	1,421	5,323
Other short-term borrowings	4,747	2,796	4,246
Accrued taxes, interest and expenses	2,427	2,283	2,142
Other liabilities	1,898	2,209	1,407
Long-term debt	12,857	12,558	15,227

Total liabilities	101,801	90,647	95,779
Total shareholders’ equity	9,161	10,022	9,446

Total liabilities and shareholders’ equity	$110,962	$100,669	$105,225

RISK FACTORS

An investment in the notes is subject to the risks described below. You should carefully review the following risk factors and other information contained in this prospectus supplement, in documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, including the risk factors set forth in our most recent Annual Report on Form 10-K before deciding whether this investment is suited to your particular circumstances.

Risks Relating to the Notes

The notes are subordinated to Fifth Third Bancorp’s secured debt and other obligations.

The notes will be subordinate to all secured indebtedness Fifth Third Bancorp may incur, to the extent of the assets securing such indebtedness. In the event of any distribution to creditors of Fifth Third Bancorp:

•	in a liquidation or dissolution of Fifth Third Bancorp,

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Fifth Third Bancorp or its property,

•	in an assignment for the benefit of creditors, or

•	in any marshalling of Fifth Third Bancorp’s assets and liabilities,

Fifth Third Bancorp’s creditors, other than those with debt ranking equal with or junior to the notes, will be entitled to receive payment in full of all obligations due to them before the holders of notes will be entitled to receive any payment with respect to the notes.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries, including without limitation, subsidiary indebtedness for borrowed money, deposits, and trade payables. None of Fifth Third Bancorp’s subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Fifth Third Bancorp’s right to receive assets from any of its subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if Fifth Third Bancorp were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Fifth Third Bancorp. Furthermore, none of Fifth Third Bancorp’s subsidiaries is under any obligation to make payments to Fifth Third Bancorp, and any payments to Fifth Third Bancorp would depend on the earnings or financial condition of its subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit Fifth Third Bancorp’s subsidiaries’ ability to pay dividends or make distributions, loans or advances to Fifth Third Bancorp. For these reasons, Fifth Third Bancorp may not have access to any assets or cash flows of its subsidiaries to make payments on the notes.

The notes do not contain any limitations on the amount of debt and other obligations that Fifth Third may incur that may rank pari passu to the notes.

The notes do not contain any limitation on the amount of deposits or other obligations which rank pari passu with the notes that may hereafter be issued by Fifth Third. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or insurer.

An active trading market may not develop for the notes.

There is no existing market for the notes and there can be no assurance that significant trading for the notes will develop or that holders of notes will be able to sell their notes. Although Fifth Third Bancorp has been advised that the underwriters intend to make a market in the notes, the underwriters are not obligated to do so and may discontinue market making at any time. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

Risks Related To Fifth Third Bancorp’s Business

Fifth Third’s first quarter 2008 reported financial results are subject to change based upon valuation data that has not yet been received.

On April 22, 2008, Fifth Third publicly reported its financial results for the first quarter of 2008. Those reported results included a non-cash estimated charge of $144 million to lower the current cash surrender value of one of Fifth Third’s bank-owned life insurance policies. That charge is based on quarter-end estimated values and is subject to change based on receipt of the most recent March 31, 2008 performance information that we may receive from the insurance carrier prior to filing our Form 10-Q for the first quarter. If more current performance information is received prior to Fifth Third filing its Form 10-Q for the quarter ended March 31, 2008 with the SEC, such performance information could result in changes that would negatively affect Fifth Third’s previously reported earnings, earnings per share and other financial measures for the first quarter of 2008.

FIFTH THIRD BANCORP

Fifth Third Bancorp is an Ohio corporation and a diversified financial services company headquartered in Cincinnati, Ohio. At March 31, 2008, Fifth Third operated 18 affiliates with 1,232 full-service Banking Centers including 107 Bank Mart® locations open seven days a week inside select grocery stores and 2,221 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri and Georgia. Fifth Third reports on five business segments: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions.

Fifth Third Bancorp’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (513) 534-5300.

Recent Developments

On April 22, 2008, Fifth Third Bancorp announced its results of operations for the quarter ended March 31, 2008, which results are highlighted in this section. For a discussion of Fifth Third Bancorp’s full results for such quarter, please refer to our Current Report on Form 8-K filed with the SEC on April 23, 2008, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus supplement.

Fifth Third Bancorp’s earnings were $292 million in the first quarter of 2008, compared with earnings of $16 million in the fourth quarter of 2007 and $359 million in the first quarter of 2007. On a diluted per share basis, earnings were $0.55 in the quarter ended March 31, 2008, compared with $0.03 in the fourth quarter of 2007 and $0.65 in the first quarter of 2007.

Tax-equivalent net interest income was $826 million in the first quarter of 2008, compared with $785 million in the fourth quarter of 2007 and $742 million in the first quarter of 2007. Noninterest income and noninterest expense were $872 million and $715 million, respectively, in the first quarter of 2008, compared with $509 million and $940 million, respectively, in the fourth quarter of 2007 and $608 million and $753 million, respectively, in the first quarter of 2007.

On a consolidated basis as of March 31, 2008, Fifth Third had assets of $111.4 billion, deposits of $71.4 billion and shareholders’ equity of $9.4 billion, compared to $111.0 billion, $75.4 billion and $9.2 billion, respectively, as of December 31, 2007, and $99.8 billion, $69.2 billion and $9.8 billion, respectively, as of March 31, 2007. Total average loans and leases were $84.9 billion as of March 31, 2008, compared to $82.2 billion as of December 31, 2007 and $75.9 billion as of March 31, 2007.

Nonperforming assets were $1.6 billion, or 1.96% of total loans and leases and other real estate owned, as of March 31, 2008, compared to $1.1 billion (1.32%) as of December 31, 2007 and $494 million (0.66%) as of March 31, 2007. Net charge-offs as a percentage of average loans and leases were 1.37% in the first quarter of 2008, compared to 0.89% in the fourth quarter of 2007 and 0.39% in the first quarter of 2007. The provision for loan and lease losses was $544 million in the first quarter of 2008 compared to $284 million in the fourth quarter of 2007 and $84 million in the first quarter of 2007.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes for general corporate purposes.

REGULATORY CONSIDERATIONS

The Federal Reserve regulates, supervises and examines Fifth Third Bancorp as a financial holding company and a bank holding company under the Bank Holding Company Act. Fifth Third Bancorp’s bank subsidiaries are also regulated by various other federal and state banking regulators. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies, banks and their subsidiaries and specific information relevant to Fifth Third Bancorp, please refer to Fifth Third Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports it files with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Fifth Third Bancorp’s earnings are affected by actions of the Federal Reserve, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, which insures the deposits of its banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

Fifth Third Bancorp’s earnings are also affected by general economic conditions, its management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect Fifth Third Bancorp’s business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Fifth Third Bancorp’s business.

Depository institutions, like Fifth Third Bancorp’s bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Fifth Third Bancorp also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Fifth Third Bancorp’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table provides our consolidated ratios of earnings to fixed charges:

	Years Ended December 31,
	2007	2006	2005	2004	2003
Consolidated ratios of earnings to fixed charges
Excluding interest on deposits	2.48x	2.36x	3.45x	4.87x	5.76x
Including interest on deposits	1.51	1.52	2.08	3.00	3.22

For purposes of computing the consolidated ratios of earnings of fixed charges:

•	earnings represent income from continuing operations before income taxes and cumulative effect of accounting change, plus fixed charges;

•

fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and one third of rent expense (the proportion deemed representative of the interest factor of rent expense), net of income from subleases; and

•

fixed charges, including interest on deposits, include all interest expense and one third of rent expense (the proportion deemed representative of the interest factor of rent expense), net of income from subleases.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Fifth Third as of December 31, 2007, as adjusted to give effect to the issuance of the notes. You should read the following table together with Fifth Third’s consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement.

	December 31, 2007
	Actual	Adjusted
	(In millions, except per share data)
Long-term Debt:
Senior and subordinated debt	$10,511	$10,511

Junior Subordinated Notes	2,346	2,346

8.250% Subordinated Notes due 2038	—	1,000

6.250% Senior Notes due 2013	—	750

Total long-term debt	12,857	14,607

Shareholders’ equity:
Common stock, $2.22 stated value, 1.3 billion shares authorized, 532.6 million shares outstanding(a)	1,295	1,295

Preferred stock(b)	9	9

Surplus	1,779	1,779

Undivided profits	8,413	8,413

Treasury stock, 47.7 million shares	(2,209)	(2,209)

Accumulated other comprehensive (loss) income	(126)	(126)

Total shareholders’ equity	9,161	9,161

Total long-term debt and shareholders’ equity	22,018	23,768

(a)	Effective April 21, 2008 Fifth Third Bancorp increased its number of authorized shares to 2.0 billion.

(b)	7,250 shares of 8.0% cumulative Series D convertible (at $23.5399 per share) perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding; 2,000 shares of 8.0% cumulative Series E perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding.

DESCRIPTION OF THE NOTES

The following is a brief description of certain terms of the notes and the indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the indenture, which has been incorporated by reference into the registration statement to which this prospectus supplement relates.

General

Fifth Third Bancorp will issue the 6.250% Senior Notes due 2013 (the “notes”) under its senior indenture, dated as of April 30, 2008, between Fifth Third Bancorp and Wilmington Trust Company, as trustee. We refer to the senior indenture as the “ indenture”.

The notes will be unsecured, senior obligations of Fifth Third Bancorp.

The notes will not be subject to redemption at Fifth Third Bancorp’s option at any time prior to maturity. There is no sinking fund for the notes.

The notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Payment of Principal and Interest

Payment of the full principal amount of the notes will be due on May 1, 2013.

The notes will bear interest at the rate of 6.250% per annum. Interest on the notes will begin to accrue on April 30, 2008. Fifth Third Bancorp will pay interest on the notes on May 1 and November 1 of each year, beginning November 1, 2008. Interest will be paid to the person in whose name such note is registered at the close of business on every April 15 and October 15 (whether or not a business day) preceding the related interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or any maturity date for the notes falls on a day which is not a business day, the related payment of principal of or interest on the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

Events of Default; Waivers

An “event of default” under the indenture includes:

•	default in any principal payment of any note at maturity;

•	default for 30 days of any interest payment of any note;

•

failure by Fifth Third Bancorp for 60 days in performing any other covenant or warranty in the indenture (other than a covenant or warranty solely for the benefit of a series of subordinated debt securities) after:

—	Fifth Third Bancorp is given written notice by the trustee, or

—	the holders of at least 25% in aggregate principal amount of the outstanding notes give written notice to Fifth Third Bancorp and the trustee;

•	certain cross-defaults by Fifth Third Bancorp or our principal subsidiary bank (as defined under “Description of the Notes—Restriction on Disposition of Voting Stock of Certain Subsidiaries”); or

•	bankruptcy of Fifth Third Bancorp or receivership of our principal subsidiary bank.

If an event of default under the indenture other than an event of default resulting from the bankruptcy of Fifth Third Bancorp or receivership of our principal subsidiary bank, occurs and continues with respect to the notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the outstanding notes.

If an event of default occurs as a result of the bankruptcy of Fifth Third Bancorp or the receivership of its principal subsidiary bank, the principal amount of the notes shall become immediately due and payable automatically, and without any declaration or other action on the part of the trustee or any holder.

If an event of default occurs under the indenture by failure to pay any principal payment at maturity or any interest payment for a period of 30 days, the trustee may demand payment of amounts then due and payable on the notes. Furthermore, if any event of default occurs under the indenture, the trustee may, in its discretion, proceed to enforce any covenant.

In addition, the holders of a majority in principal amount of the outstanding notes may waive any past default with respect to the notes, except for a default:

•	in any principal, premium or interest payment; or

•	of a covenant which cannot be amended or modified without the consent of the holder of each outstanding note.

Any annulment or waiver so effected will be binding on all holders of the notes.

In the event of the bankruptcy, insolvency or reorganization of Fifth Third Bancorp, the claims of holders of the notes would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The indenture contains a provision entitling the trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding notes before proceeding to exercise any right or power under the indenture at the holders’ request. The holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the notes. The trustee, however, may decline to act if that direction is contrary to law or the indenture and may take any other action it deems proper and not inconsistent with the holders’ direction.

No holder will have the right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute a proceeding, and those holders have offered the trustee reasonable indemnity;

•	the trustee has failed to institute the proceeding within 60 days after the notice, request to the trustee reasonable indemnity; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

These limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium of interest on the note on or after the maturity date.

Modification and Waiver

We may modify or amend the indenture with the consent of the trustee, in some cases without obtaining the consent of holders, including modifications and amendments to cure any ambiguity, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of securities of any series issued under the indenture (including the notes) are not adversely affected in any material respect. Certain modifications and amendments also require the consent of the holders of at least a majority in aggregate principal amount of the outstanding securities of each series issued under that indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding debt security issued under an indenture that would be affected, Fifth Third Bancorp may not amend or modify an indenture to do any of the following:

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security;

•

reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security;

•	change the place of payment where, or the currency or currency unit in which, any principal, premium or interest on any outstanding debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity or, in the case of redemption, on or after the redemption date;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the applicable indenture; or

•

modify the above requirements or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of outstanding debt securities for quorum purposes:

•

the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity; and

•

the principal amount of outstanding debt securities denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the bullet point above.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into another corporation or transfer our properties and assets substantially as an entirety to another person unless:

•

the entity formed by the consolidation or into which Fifth Third Bancorp merges, or to which it transfers its properties and assets, (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of any other covenants under the indenture;

•

immediately after giving effect to the transaction, no event of default, as applicable, and no event which, after notice or lapse of time or both, would become an event of default, as applicable, will have occurred and be continuing under the indenture;

•

if as a result of each consolidation, merger or transfer of properties and assets, properties or assets of Fifth Third Bancorp would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted under the indenture, we (or our successor entity) take such steps as shall be necessary to secure the notes equally and ratably with all indebtedness secured thereby; and

•

Fifth Third Bancorp delivers to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer of our properties and assets complies with the indenture and that all conditions precedent to such consolidation, merger or transfer of properties and assets have been complied with.

Restriction on Disposition of Voting Stock of Certain Subsidiaries

Under the indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of any shares of capital stock of any principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of capital stock of such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in capital stock of any principal subsidiary bank unless such principal subsidiary bank unconditionally guarantees payment of principal and interest on the notes.

The indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets.

Notwithstanding the foregoing, this covenant does not prohibit:

•	any dispositions made by us or any subsidiary (a) acting in a fiduciary capacity for any person other than us or any subsidiary or (b) to us or any of our wholly-owned subsidiaries; or

•	the merger or consolidation of a principal subsidiary bank with and into another subsidiary bank, where the resulting bank becomes a principal subsidiary bank.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us, directly or indirectly, of any other corporation or entity;

•

the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (a) such transaction is made for fair market value as determined by our board of directors or the board of directors of the subsidiary disposing of such voting stock or securities and (b) after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

any principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Defeasance and Discharge

Fifth Third Bancorp may terminate some or all of its obligations with respect to the notes (this procedure is often referred to as “defeasance”) by depositing with the trustee as trust funds money or U.S. government obligations sufficient to pay the principal of and interest on, the notes as they come due.

Defeasance is permitted only if, among other things, Fifth Third Bancorp delivers to the trustee:

•	an opinion of counsel substantially in the form described in the indenture to the effect that the holders of the notes will have no U.S. federal income tax consequences as a result; and

•	if the notes are then listed on any securities exchange, an Officer’s Certificate to the effect that the debt securities of that series will not be delisted as a result.

This termination will not relieve Fifth Third Bancorp of its obligation to pay when due the principal of, premium, if any, and interest on the notes if the notes are not paid from the money or U.S. government obligations held by the trustee for the purpose of making these payments.

Title

Fifth Third Bancorp, the trustees and any of their agents may treat the registered owner of any note as the absolute owner of that security, whether or not the note is overdue and despite any notice to the contrary, for any purpose.

Governing Law

The indenture and notes will be governed by, and construed in accordance with, the laws of the State of New York.

Issuance of Additional Notes

Fifth Third Bancorp may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes in any amounts and with any terms, including notes having the same ranking, interest rate, maturity and/or other terms of the notes. We may treat any such additional notes issued as part of the same series of notes under the indenture as the notes offered by this prospectus supplement.

The Trustee

Wilmington Trust Company will act as trustee for the notes. The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the notes that are then outstanding by tender, in the open market or by private agreement.

BOOK-ENTRY, DELIVERY AND FORM

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the trustee as custodian for DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminated the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchase of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the Direct or Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Amended Declaration and the guarantee or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, Indirect Participants.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the notes are required to be printed and delivered. Fifth Third may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and interest payments on the securities represented by the global security certificates and all transfers and deliveries of such notes will be made to DTC or its nominee, as the case may be, as the registered holder of the notes. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The information in this section concerning DTC and its book-entry system has been obtained from sources that Fifth Third and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof.

UNDERWRITING

Fifth Third Bancorp and the underwriters for the offering (the “underwriters “) named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of 6.250% Senior Notes due 2013
Credit Suisse Securities (USA) LLC	$176,250,000
Goldman, Sachs & Co.	176,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	176,250,000
Morgan Stanley & Co. Incorporated	176,250,000
Fifth Third Securities, Inc.	45,000,000

Total	$750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.21% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.105% of the principal amount of notes. If all the notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering of the notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering of the notes is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We expect that the delivery of the notes offered hereby will be made against payment therefor on or about April 30, 2008, which will be the fifth business day after the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

We estimate that our share of the total expenses of the offering of the notes, excluding underwriting discounts and commissions, will be approximately $550,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Fifth Third Securities, Inc. is an affiliate of ours. Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. imposes certain requirements when a FINRA member such as Fifth Third Securities distributes an affiliated company’s securities. Fifth Third Securities has advised us that this offering of the notes will comply with the applicable requirements of Rule 2720.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to Fifth Third, for which they have in the past received, and may in the future receive, customary fees and expenses.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Paul L. Reynolds, Esq., Executive Vice President, General Counsel and Secretary of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Mr. Reynolds and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters of Ohio law upon the opinions of Mr. Reynolds and Graydon Head & Ritchey LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting as of December 31, 2007 included in Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Fifth Third Bancorp

Junior Subordinated Debt Securities

Guarantees

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Fifth Third Capital Trust IV

Fifth Third Capital Trust V

Fifth Third Capital Trust VI

Trust Preferred Securities

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2007.

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries, and (2) the “Trusts” is Fifth Third Capital Trust IV, Fifth Third Capital Trust V, and Fifth Third Capital Trust VI, statutory Delaware trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, junior subordinated debt securities, subordinated debt securities, senior debt securities, warrants, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by Fifth Third Bancorp, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MO RE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

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We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Current Reports on Form 8-K filed on January 16, 2007 and January 22, 2007; and

•	Proxy Statement on Schedule 14A dated March 9, 2007.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, General Counsel and Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(513) 579-5300

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in public offerings to or through underwriters, to be designated at various times, or directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities other than common stock will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. These securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for these securities.

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In facilitating the sale of securities, underwriters may receive compensation from us and/or the applicable Trust or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and/or the applicable Trust and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from us and/or the applicable Trust will be described, in the prospectus supplement relating to those securities.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us and/or the applicable Trust in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements which we and the applicable Trust may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us and the applicable Trust against certain liabilities, including liabilities under the Securities Act.

If so noted in the applicable prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from us and/or the applicable Trust under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

If we and/or the applicable Trust offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be described in the applicable prospectus supplement. These purchasers may then reoffer and resell such securities to the public or

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otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us and/or the applicable Trust to indemnification by us and/or the applicable Trust against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us or any of the trustees, depositaries, warrant agents, transfer agents or registrars for securities sold using this prospectus in the ordinary course of business.

Fifth Third Securities, Inc. is a member of the National Association of Securities Dealers, Inc. (the “NASD”) and is an affiliate of ours for purposes of the Conduct Rules of the NASD. In the event Fifth Third Securities, Inc. acts as an underwriter in connection with the offering of any securities under this prospectus and the related registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the Conduct Rules of the NASD or, in the case of the trust preferred securities of the Trusts, Rule 2810 of the Conduct Rules of the NASD. Pursuant to such rules, no NASD member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds.

VALIDITY OF SECURITIES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Paul L. Reynolds, Esq., Executive Vice President, General Counsel and Secretary of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the Trusts and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Mr. Reynolds and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters as to Ohio law upon the opinions of Mr. Reynolds and Graydon Head & Ritchey LLP. Mr. Reynolds owns shares of our common stock and holds options and other convertible securities to acquire additional shares of our common stock.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to Fifth Third Bancorp’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

$750,000,000 6.250% Senior Notes due 2013

Fifth Third Bancorp

Credit Suisse

Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley

Fifth Third Securities, Inc.